Mid-Con Energy Partners, LP Announces Third Quarter 2013 Results

DALLAS, November 5, 2013 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today its financial and operating results for the third quarter ended September 30, 2013.

Mid-Con Energy highlighted the following results:

•
Increased production approximately 32% to 2,522 barrels of oil equivalent (Boe) per day on average in the third quarter of 2013, compared to 1,913 Boe per day on average in the third quarter of 2012. This represents a temporary decrease of approximately 71 Boe per day (or 3%) compared to the 2,593 Boe per day in the second quarter of 2013 due to the conversion of eight production wells to injection wells and ongoing completion operations for eight newly drilled wells.

•
Increased Adjusted EBITDA approximately 26% to $14.9 million in the third quarter of 2013, up $3.1 million from $11.8 million in the third quarter of 2012. Adjusted EBITDA was $16.1 million in the second quarter of 2013.

•	On October 23, 2013, the Board of Directors of Mid-Con Energy’s general partner declared a quarterly cash distribution of $0.515 per unit, or $2.06 per unit on an annualized basis.

•
On November 5, 2013, Mid-Con Energy and its lender group executed an amendment to the credit agreement increasing the Partnership’s borrowing base from $130.0 million to $150.0 million, extending the maturity approximately two years to November 2018, and adding the Bank of Nova Scotia to its lender group.

The following table reflects selected operating and financial results for the third quarter of 2013, compared to the third quarter of 2012 and second quarter of 2013. Mid-Con Energy’s unaudited condensed consolidated financial statements can be found in the supplemental tables of this press release.

	Three Months Ended
	September 30,		June 30,
	2013	2012	2013
	($ in thousands)
Production:
Oil (MBbl)	227	171	230
Natural gas (MMcf)	32	31	36
Total (MBoe) (1)	232	176	236

Average net daily production (Boe/d) (1)	2,522	1,913	2,593

Revenues, excluding net settlements on commodity derivatives	$22,982	$15,048	$21,110
Revenues, including net settlements on commodity derivatives	$21,689	$16,259	$21,819
Net income (loss)	$4,257	$(1,137)	$10,538
Adjusted EBITDA (2)	$14,935	$11,830	$16,054
Distributable Cash Flow (2)	$12,043	$10,728	$12,776

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2) Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow included in this press release.

Randy Olmstead, Chief Executive Officer and Director, commented, “We recognize the slight downturn in our daily production rate this quarter over the preceding quarter. Occasionally, we need to focus on injection at the expense of current production to increase reserves and future production over the life of the waterfloods. We continue to forecast increases in our proved non-producing reserves, as additional injection plans are executed. Most importantly, our current distribution coverage allows us to complete this work, which will benefit us in the long term, without impacting our current distribution.”

Third Quarter 2013 Results

Production volumes for the third quarter of 2013 were 232 thousand barrels of oil equivalent (MBoe) or approximately 2,522 Boe per day on average. In comparison, Mid-Con Energy’s production volumes for the third quarter of 2012 were 176 MBoe, or approximately 1,913 Boe per day on average. Positive variances compared to the prior year were attributable to (i) continued waterflood response, (ii) active drilling and workover programs in each core area, and (iii) Mid-Con Energy’s acquisition of oil properties and additional working interests in 2012 and 2013.

Production volumes for the third quarter of 2013 decreased approximately 71 Boe per day (3%) compared to approximately 2,593 Boe per day on average during the second quarter of 2013. Oil production volumes decreased due to the conversion of eight production wells to injection wells. In addition, eight wells drilled in 2013 were not in service as of September 30, 2013, due to certain production wells undergoing completion operations (4 wells) and delays with injection permits (4 wells).

Oil sales, excluding the effect of commodity derivatives, were approximately $22.8 million in the third quarter of 2013 and resulted in an average realized oil price of $100.58 per barrel (Bbl). Oil sales in the third quarter of 2012 were approximately $14.9 million, or $87.36 per Bbl. Approximately 85% of Mid-Con Energy’s oil production during the third quarter of 2013 was hedged at an average price of $98.18 per Bbl. Given the unfavorable variance between the average hedge price and NYMEX West Texas Intermediate (WTI), the Partnership paid $1.3 million for net settlements on commodity derivatives during the third quarter of 2013, or a negative $5.70 per Bbl. This is the cost of providing protection against significant downward movement in oil prices. On the other hand, during the third quarter of 2012, Mid-Con Energy received $1.2 million, or $7.08 per Bbl, for net settlements on commodity derivatives.

Lease operating expenses were $4.8 million, or $20.55 per Boe, in the third quarter of 2013, compared to $2.6 million, or $14.97 per Boe, in the third quarter of 2012. Lease operating expenses during the third quarter of 2013 were negatively impacted by approximately $0.5 million, or $2.16 per Boe, related to prior period adjustments from the May 2013 acquisition, workovers in the Hugoton Basin core area, and an increase in administrative overhead rates for select properties.

Production taxes in the third quarter of 2013 were $1.0 million, or $4.34 per Boe, for an effective tax rate of approximately 4.4%. Production taxes in the third quarter of 2012 were $0.6 million, or $3.32 per Boe, for an effective tax rate of approximately 3.9%. A portion of Mid-Con Energy’s wells in Oklahoma continue to receive a reduced production tax rate due to the state’s Enhanced Recovery Project Gross Production Tax Exemption.

Total general and administrative expenses during the third quarter of 2013 were $1.6 million and included $0.7 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. Comparatively, total general and administrative expenses during the third quarter of 2012 were $3.7 million and included $2.5 million in non-cash equity-based compensation expense.

Adjusted EBITDA for the third quarter of 2013 was $14.9 million, approximately 26% above Adjusted EBITDA for the third quarter of 2012 of $11.8 million. Distributable Cash Flow for the third quarter of 2013 was $12.0 million after subtracting $0.9 million in cash interest expense and $2.0 million in estimated maintenance capital expenditures.

Mid-Con Energy reported net income of $4.3 million, or $0.22 per limited partner unit, for the third quarter of 2013 which included a $5.5 million non-cash loss on unsettled derivative contracts. Net loss during the third quarter of 2012 was a negative $1.1 million, or $0.06 per limited partner unit, and included a $6.1 million non-cash loss on unsettled derivative contracts.

Quarterly Cash Distribution

On October 23, 2013, the Board of Directors of Mid-Con Energy’s general partner declared a quarterly cash distribution of $0.515 per unit, or $2.06 per unit on an annualized basis, for the quarter ended September 30, 2013. This represented an approximate 6% increase over the third quarter of 2012 cash distribution rate of $0.485 per unit and no change to the second quarter of 2013 cash distribution rate of $0.515 per unit. The cash distribution will be paid November 14, 2013 to unitholders of record at the close of business on November 7, 2013.

Hedging Update

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce its exposure to fluctuations in the price of oil. The Partnership’s hedging program objective is to protect its ability to make current distributions, and to be better positioned to increase its quarterly distribution over time, while retaining some ability to participate in upward movements in oil prices. Mid-Con Energy uses a phased approach, looking approximately 36 months forward while targeting a higher hedged percentage in the near 12 month period.

Supplementing its primary hedging strategy described above, Mid-Con Energy also intends to enter into additional commodity derivative contracts in connection with material increases in its estimated production and at times when management believes market conditions or other circumstances suggest that it is prudent to do so, as opposed to entering into commodity derivative contacts at predetermined times or on prescribed terms.

As of November 5, 2013, the following table reflects volumes of Mid-Con Energy’s production covered by commodity derivative contracts, and the average prices at which the production will be hedged:

	Oct - Dec 2013	2014	2015
Oil Derivative Contracts:
A. Swap Contracts:
Volume (Bbl/d)	1,859	1,973	164
Weighted Average Floor Price per Bbl	$98.34	$93.56	$90.05

B. Put/Call Option Contracts (Collars):
Volume (Bbl/d)	293	–	123
Weighted Average Floor/Ceiling Price per Bbl	$97.67 - $108.08	–	$85.00 - $95.13

Total Oil Derivative Contracts (A+B):
Volume (Bbl/d)	2,152	1,973	287
Weighted Average Floor Price per Bbl	$98.25	$93.56	$87.89

% of Estimated Oil Production Hedged - Total Proved (1)	79.5%	70.3%	9.5%

(1) Based on total proved oil reserves reflected in December 31, 2012 reserve report audited by Cawley, Gillespie & Associates, Inc.

Liquidity Update and Borrowing Base Increase

As of September 30, 2013, the Partnership’s total liquidity of $18.7 million included $0.7 million in cash and cash equivalents and $18.0 million of available borrowings under the revolving credit facility.

On November 5, 2013, as part of its regularly scheduled semi-annual redetermination, Mid-Con Energy’s lender group unanimously agreed to increase the Partnership’s borrowing base from $130.0 million to $150.0 million. In conjunction with this increase, the current maturity was extended by approximately two years to November 5, 2018, and the Bank of Nova Scotia was added to the lender group. There were no other material changes to the credit agreement. The next scheduled redetermination of the borrowing base will occur on or about April 30, 2014.

Quarterly Report on Form 10-Q

Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s September 30, 2013 Quarterly Report on Form 10-Q, which will be filed on or around November 7, 2013.

Earnings Conference Call

As announced on October 24, 2013, Mid-Con Energy’s management will host a conference call on Wednesday, November 6, 2013 at 11:00 a.m. ET (10:00 a.m. CT) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 87711872) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A telephonic replay of the conference call will be available through November 13, 2013 by dialing 1-855-859-2056 (Conference ID: 87711872). Additionally, a webcast archive will be available at www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States.

Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Forward-Looking Statements

This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the SEC available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$659	$1,053
Accounts receivable:
Oil and gas sales	7,016	6,413
Other	—	603
Derivative financial instruments	101	3,679
Prepaids and other	282	25
Total current assets	8,058	11,773

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method:
Proved properties	212,892	167,036
Accumulated depletion, depreciation and amortization	(32,684)	(21,727)
Total property and equipment, net	180,208	145,309
DERIVATIVE FINANCIAL INSTRUMENTS	57	858
OTHER ASSETS	524	650
Total assets	$188,847	$158,590

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$1,571	$2,168
Related parties	2,555	3,036
Derivative financial instruments	1,559	—
Accrued liabilities	113	315
Total current liabilities	5,798	5,519

DERIVIATIVE FINANCIAL INSTRUMENTS	396	—
OTHER LONG-TERM LIABILITIES	88	—
LONG-TERM DEBT	112,000	78,000
ASSET RETIREMENT OBLIGATIONS	3,910	2,890
EQUITY:
Partnership equity
General partner interest	1,713	1,814
Limited partners – 19,288,562 and 18,990,849 units issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	64,942	70,367
Total equity	66,655	72,181
Total liabilities and equity	$188,847	$158,590

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Oil sales	$22,831	$14,939	$63,755	$43,937
Natural gas sales	151	109	513	462
Net settlements on derivatives	(1,293)	1,211	89	1,980
Gain (loss) on unsettled derivatives, net	(5,501)	(6,103)	(6,334)	3,638
Total revenues	16,188	10,156	58,023	50,017

Operating costs and expenses:
Lease operating expenses	4,768	2,634	11,859	7,359
Oil and gas production taxes	1,007	585	2,670	1,298
Impairment of proved oil and gas properties	—	1,255	1,578	1,255
Depreciation, depletion and amortization	3,586	2,611	10,957	7,320
Accretion of discount on asset retirement obligations	47	35	124	92
General and administrative	1,630	3,714	9,667	8,583
Total operating costs and expenses	11,038	10,834	36,855	25,907
Income (loss) from operations	5,150	(678)	21,168	24,110

Other income (expense):
Interest income and other	2	2	6	7
Interest expense	(895)	(461)	(2,320)	(1,164)
Total other expense	(893)	(459)	(2,314)	(1,157)

Net income (loss)	$4,257	$(1,137)	$18,854	$22,953

Computation of net income (loss) per limited partner unit:
General partners' interest in net income (loss)	$77	$(22)	$346	$455
Limited partners' interest in net income (loss)	$4,180	$(1,115)	$18,508	$22,498

Net income per limited partner unit:
Basic	$0.22	$(0.06)	$0.96	$1.26
Diluted	$0.22	$(0.06)	$0.96	$1.26

Weighted average limited partner units outstanding:
Common limited partner units (basic)	19,269	17,933	19,213	17,790
Common limited partner units (diluted)	19,296	17,933	19,219	17,790

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	Nine Months Ended
	September 30,
	2013	2012
Cash Flows from Operating Activities:
Net income	$18,854	$22,953
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	10,957	7,320
Debt placement fee amortization	126	81
Accretion of discount on asset retirement obligations	124	92
Impairment of proved oil and gas properties	1,578	1,255
Loss (gain) on unsettled derivative instruments, net	6,334	(3,638)
Equity-based compensation	5,331	5,194
Deferred equity-based compensation	88	—
Changes in operating assets and liabilities:
Accounts receivable	(603)	(441)
Other receivables	603	(303)
Prepaids and other	(259)	2,300
Accounts payable and accrued liabilities	(648)	2,972
Net cash provided by operating activities	42,485	37,785

Cash Flows from Investing Activities:
Additions to oil and gas properties	(19,146)	(17,031)
Acquisitions of oil properties	(28,022)	(16,577)
Net cash used in investing activities	(47,168)	(33,608)

Cash Flows from Financing Activities:
Proceeds from line of credit	87,000	27,000
Payments on line of credit	(53,000)	(12,000)
Distributions paid	(29,711)	(18,348)
Net cash provided by (used in) financing activities	4,289	(3,348)
Net (decrease) increase in cash and cash equivalents	(394)	829
Beginning cash and cash equivalents	1,053	228
Ending cash and cash equivalents	$659	$1,057

Supplemental Cash Flow Information:
Cash paid for interest	$2,200	$1,014
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and gas properties	$373	$785

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss)

Plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Net losses on unsettled derivatives;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Equity-based compensation; and

•	Loss on sale of assets;
Less:

•	Interest income;

•	Net gains on unsettled derivatives; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA

Less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,
	2013	2012	2013	2013

Net income (loss)	$4,257	$(1,137)	$10,538	$18,854
Interest expense	895	461	812	2,320
Depreciation, depletion and amortization	3,586	2,611	3,908	10,957
Accretion of discount on asset retirement obligations	47	35	39	124
Loss (gain) on unsettled derivatives, net	5,501	6,103	(960)	6,334
Impairment expense	—	1,255	1,578	1,578
Equity-based compensation	651	2,504	142	5,419
Interest income	(2)	(2)	(3)	(6)
Adjusted EBITDA	$14,935	$11,830	$16,054	$45,580

Less:
Cash interest expense	$861	$340	$779	$2,200
Estimated maintenance capital expenditures	2,031	762	2,499	6,548
Distributable Cash Flow	$12,043	$10,728	$12,776	$36,832

CONTACT:
Jeff Olmstead
President and Chief Financial Officer
(972) 479-5980
jolmstead@midcon-energy.com

Matthew Lewis
Associate
(972) 479-5984
mlewis@midcon-energy.com